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                                                                   EXHIBIT 10.75



                 RUNOFF CLAIM ADMINISTRATION SERVICES AGREEMENT
                 ______________________________________________


     THIS RUNOFF CLAIM ADMINISTRATION SERVICES AGREEMENT ("Agreement") is made and effective as of the 1st day of January, 2001 ("Effective Date"), by and between INSURANCE MANAGEMENT SOLUTIONS, INC. ("IMS"), a corporation organized and existing under the laws of the State of Florida with its principal place of business located at 360 Central Avenue, St. Petersburg, Florida 33701, and INSTANT INSURANCE HOLDINGS, INC. ("Instant"), a corporation organized and existing under the laws of the State of Delaware with its principal place of business located at 8113 Ridgepoint Drive, Suite 214, Irving Texas, 75063, and its designated or wholly owned subsidiaries, collectively, INSTANT AUTO INSURANCE COMPANY ("Instant Auto"), a corporation organized and existing under the laws of the State of Missouri with its principal place of business located at 8113 Ridgepoint Drive, Suite 214, Irving, Texas 75063. Where used in this Agreement, the term "Customer" shall include within its meaning both Instant and Instant Auto.

     WHEREAS, Customer wishes to engage the services of IMS to administer certain of the Customer's runoff claim administration obligations for the lines of business ("Authorized Lines of Business") in the state(s) ("Authorized States") set forth in SCHEDULE A; and

     WHEREAS, IMS wishes to provide such runoff claim administration services as set forth herein.

     NOW THEREFORE, IN CONSIDERATION OF the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto do covenant and agree as follows:

ARTICLE I. DEFINITIONS

Unless the context clearly requires otherwise, the following terms when used in this Agreement shall have the meanings set forth below:

A. "Affiliate" is any company which controls, is controlled by, or under common control with a party, and "control" is defined as owning 50% or more of such entity.

B. "Authorized Lines of Business" means the lines of business expressly set forth in SCHEDULE A of this Agreement.

C. "Authorized States" means the states expressly set forth in SCHEDULE A of this Agreement.

D. For purposes of legal notice only, "Business Day" means any day other than a Saturday, Sunday or other day which is a bank holiday or an IMS paid holiday (specifically, the following days shall be considered a "bank holiday" or an "IMS paid holiday": New Year's Day, Memorial Day, Independence Day, Thanksgiving Day, day after Thanksgiving, Christmas Eve (after 12 P.M. Eastern Standard Time) and Christmas Day).

E. "Distribution Partner(s)" means the Customer's business partners which are authorized by Customer to transact business on Customer's behalf.


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F.   "Insurance Administration Services" means the runoff claim administration services set forth in this Agreement and EXHIBIT I hereto in the Authorized States in accordance with the terms of the Agreement, and all applicable laws and regulations.

G. "Insurance Program" means the Customer's insurance products within the Authorized Lines of Business offered within the Authorized States.

H. "Technical Information" means and shall include (without limitation) computer programs, databases, designs, algorithms, processes, structures, data formats, business methods, know how, and research and development information.

I. "Change of Control" means (a) a sale, transfer or pledge, or the issuance to a new shareholder, of fifty (50%) percent or more of the voting stock of a party hereto to any third party that is not an affiliate of such party; or (b) a sale, transfer or pledge of a substantial portion of the material assets of a party, or any merger or consolidation of a party with another entity or entities. Both parties agree as respects this paragraph, that a change of control includes the above definitions when the sale or purchase is transacted with a company included within the portfolio of Customer's investment group or a distribution partner(s) of Customer.

ARTICLE II. TERM
The term of the Agreement shall commence on the Effective Date and shall terminate in accordance with Article VIII.

ARTICLE III. RESPONSIBILITIES OF IMS

A.   IMS shall perform the Insurance Administration Services described in
     EXHIBIT I.

B. IMS shall, based on accepted industry standards and in accordance with generally accepted insurance and accounting practices as designated by the appropriate state regulatory bodies, maintain complete and orderly records and policy and/or claims files as may be required as a result of IMS performing the Insurance Administration Services on behalf of Customer. These files shall be retained by IMS, in a format or media defined by IMS which shall be in compliance with applicable laws and regulations, for a minimum of five (5) years or the period specified by the applicable state and/or federal statutes regulating the preservation of records, whichever is longer, unless the Customer requests that its records be returned to it at its expense; provided, however, that IMS shall be entitled to retain copies thereof. It is specifically agreed and understood between the parties that all records referred to in this paragraph constitute sole and exclusive property of Customer, and shall be treated as such by IMS pursuant to the "Client Confidentiality" Section of IMS' Associate Manual.

C. IMS and Customer acknowledge and agree that Customer bears all risk and has ultimate responsibility for the policies, and that Customer shall at all times have ultimate decision-making discretion with regard to all matters pertaining to the Insurance Program policies. Customer acknowledges and agrees that any handling instructions or direction from Customer to IMS shall be within the bounds of any and all applicable laws and regulations pertaining to the handling of such policies.

ARTICLE IV. RESPONSIBILITIES OF CUSTOMER



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A.   During the term of this Agreement, Customer shall by mutual agreement with
     IMS provide to IMS, in a timely manner, any and all data, information and other items required to enable IMS to perform the Insurance Administration Services specified in EXHIBIT I of this Agreement. Customer shall also provide IMS with Customer's banking institution account information relating to the services being provided by IMS under this Agreement and corporate and subsidiary logos (if applicable). Customer represents and warrants to IMS that it owns and possesses all property rights to its corporate and subsidiary logos and hereby grants and warrants to IMS a limited, non-transferable, non-assignable, license to use Customer's corporate and subsidiary logos (and any other copyrighted or trademarked property of Customer that may be provided to IMS under this Agreement) while performing the Insurance Administration Services on behalf of Customer. Customer acknowledges and agrees that delays in delivery of required documentation, data and/or information by Customer will result in a similar delay in fulfilling Insurance Administration Services, and that such a delay in performing the Insurance Administration Services shall not be deemed a breach of the Agreement.

B. CUSTOMER ACKNOWLEDGES AND AGREES THAT IMS ASSUMES NO INSURANCE RISK FOR THE BUSINESS PROCESSED UNDER THIS AGREEMENT.

C. Customer shall designate manager level employees of sufficient status and binding decision making authority to act as liaisons with IMS and to facilitate Customer's role as IMS performs the Insurance Administration Services enumerated in EXHIBIT I of this Agreement.

ARTICLE V. CUSTOMER ACCESS TO RECORDS/CONFIDENTIAL INFORMATION

A. At Customer's expense, Customer will be permitted access (as set forth herein) to all IMS and Customer records and information (excluding, specifically, IMS' proprietary technical design information) reasonably necessary to: (i) audit the completeness and accuracy of the Insurance Administration Services provided under this Agreement and reports produced for Customer pursuant to this Agreement; (ii) verify the accuracy and validity of all billings and charges to Customer under this Agreement, including any travel and living expenses; and (iii) verify IMS' overall compliance with the terms of this Agreement and applicable laws and regulations. IMS will maintain a log of all system issues which affect IMS' ability to perform the terms of this Agreement. Customer will bear the cost of access to the above records, including the costs of travel, personnel, computer hardware and software, and data line charges. Notwithstanding the foregoing, IMS shall reimburse Customer for all reasonable audit expenses incurred by Customer in performing an audit under this Article if Customer's audit verifies that the total billings and charges to Customer under the Agreement were overstated by more than 10%.

     Access to the above records, for the foregoing purposes, will be provided during normal business hours upon five (5) Business Days prior written notice to IMS by Customer for so long as IMS is required to maintain such records under this Agreement; except in case of regulatory inquiry, in which case access will be granted within twenty four (24) hours of written notice to IMS.

     At Customer's expense, Customer will be permitted to copy (using a copy service of Customer's choice) those IMS records subject to audit in accordance with this Article.

     Upon five (5) days written request by Customer, and at Customer's expense (based on IMS' actual expense), IMS will promptly mail or fax to Customer supporting documentation concerning any specific transaction processed by IMS under the terms of this Agreement.

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     IMS will provide adequate workspace as mutually agreed upon between
     Customer and IMS for Customer to conduct audits in accordance with this Article. Further, Customer or its representatives shall take reasonable precautions, when conducting audits under this Article, not to materially disrupt IMS' ongoing business activities. IMS shall provide Customer with workspace, resources (both physical and human) and amenities necessary to enable Customer to conduct the audit. Any additional costs incurred by IMS in providing the human resources and amenities pursuant to this paragraph shall be borne by Customer.

B. The recipient ("Recipient") of confidential data and/or information pursuant to this Agreement shall maintain the confidentiality of all data and/or information which is the property of the other party ("Disclosing Party"), whether originally supplied by the Disclosing Party, or whether generated by the Disclosing Party in the course of performing or facilitating the Insurance Administration Services under this Agreement and which is directly accessible to the Recipient or is in the possession of Recipient in the implementation, facilitation and/or performance of the Insurance Administration Services. During the term of this Agreement, Recipient may acquire, know, or have within its possession, information (including, but not limited to, Technical Information) and/or data of the Disclosing Party concerning commercial and trade affairs, rating and underwriting rules and guidelines, the identity of clients, the identity of insureds and beneficiaries, claims, benefits, rates and agents, financial information, Proprietary System (as defined at Article VII (A) herein), and business practices of the Disclosing Party ("Confidential Information"). Confidential Information which is provided in tangible form must be clearly marked "Confidential", "Proprietary" or the substantial equivalent thereof, or if orally disclosed must be clearly identified as "Confidential" or "Proprietary" at the time of the disclosure (except for IMS' Technical Information, Customer's underwriting rules and guidelines, the identity of Customer's clients, the identity of Customer's insureds and beneficiaries, claims, benefits, rates and agents, and, the following documents provided by Customer to IMS prior to the Effective Date of this Agreement: all Flex Bill documentation (including Customer's policy packs, presentation, matrices, billing guides, 'The eCoverage Report', discount flow charts, network diagrams, call reason code documentation, initial data mapping with Amis, sample hierarchy reports, initial web flow, point of sale specifications, and initial tiered rating spreadsheet) which will be deemed "Confidential Information" under this Agreement, regardless of whether marked as such). Except as required by law, Recipient shall keep Disclosing Party's Confidential Information confidential and shall only use the Confidential Information in performing or facilitating the Insurance Administration Services under this Agreement. Recipient shall not disclose the Confidential Information without Disclosing Party's prior written permission except to Recipient's employees who require the information to perform or facilitate the Insurance Administration Services under this Agreement. Each party hereto, as a Recipient, warrants to the other that appropriate measures shall be taken by Recipient to safeguard the confidentiality of the Confidential Information, with a level of care at least equal to the level of care with which Recipient safeguards its own confidential or proprietary information. All employees, agents or representatives of Recipient and any third parties who are given access to the Confidential Information shall be under written obligation to Recipient to maintain such information in confidence.

IMS and Customer agree that Recipient shall have no obligation with respect to any information or data which:

a) is already rightfully known to Recipient through means other than Disclosing Party; or
b)   is or becomes publicly known through no wrongful act of Recipient; or


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     c)   is rightfully obtained by Recipient from a third-party without similar restriction and without breach of this Agreement; or

     d) is independently developed by Recipient without breach of this Agreement.

     Disclosing Party shall retain title to all Confidential Information (whether tangible or intangible) delivered thereby pursuant to this Agreement. Recipient shall not copy, reproduce or use any Confidential Information without written authorization of Disclosing Party, except as may be required to accomplish the Insurance Administration Services under this Agreement. Recipient shall promptly return or destroy, on written request of Disclosing Party, all tangible copies containing Confidential Information, except those copies kept in the regular course of business, or that are required to be kept pursuant to any state or federal administrative, regulatory or statutory mandates.

C. For purposes of this Article V, Recipient and Disclosing Party shall include within their meaning all respective subsidiaries, distribution partners, agents, representatives, affiliates or fronting companies of the Recipient and Disclosing Party.

D. The obligations of Customer and IMS under this Article V shall continue and remain in effect after termination of this Agreement. This Article shall not prevent the disclosure of Confidential Information to the extent legally required by any court or regulatory entity having jurisdiction over the parties.

ARTICLE VI. EXPENSES AND FEES

A. In consideration of IMS providing Insurance Administration Services as described herein, Customer shall pay IMS fees and expenses as specified in SCHEDULE B. However, in the event that a vendor supplying a service or product to IMS, which service or product is used by IMS to provide the Insurance Administration Services to Customer, increases its rates charged to IMS, or there is an increase in a statutory, regulatory or judicial cost, IMS may increase the Service Fee and Miscellaneous Fees set forth herein by no more than the amount of such increased costs and will provide Customer with documentation verifying the increase.

B. Customer shall pay for services including but not limited to third party information service fees and data communication line charges, for which Customer shall pay directly.

C. Customer shall reimburse IMS for actual travel, living and out-of-pocket expenses incurred by IMS personnel, provided such expenses are approved in writing by Customer. Customer shall not pay IMS for IMS' travel time.

D. Customer agrees to pay any and all tariffs and taxes that are now or may become applicable to the Insurance Administration Services rendered hereunder, including, but not limited to, sales, use, and personal property taxes, or any other form of tax based on Insurance Administration Services performed, equipment used by IMS solely for Customer, and the communicating of storage of data used by IMS solely for Customer, but excluding taxes on the net income of IMS.

E. Subject to the terms of this Agreement, all fees and expenses to be payable by Customer to IMS or any third party (such as sub-contractors IMS may hire on behalf of or at the direction of Customer) under this Agreement shall be paid within thirty (30) calendar days after Customer's receipt of IMS' monthly statement for the Insurance Administration Services, miscellaneous services or third-party services provided to Customer under this Agreement. IMS will calculate

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     fees owed to IMS by Customer and will send a statement to Customer within two (2) weeks of the last day of the month for which fees are owed. If Customer disputes any amount listed on a monthly statement, then Customer shall timely pay any undisputed amount and the parties will exercise best efforts to resolve any issue as to a disputed amount within five (5) Business Days of Customer's receipt of the monthly statement. Customer's failure to pay all fees and expenses when due shall be considered a material breach of this Agreement. IMS shall notify Customer of any such breach within thirty (30) days of the breach.

F. If costs arise during the term of this Agreement that were not anticipated by the parties at the time this Agreement was executed, then payment of such costs will be resolved as follows: (a) if the work or reason giving rise to the unanticipated cost is only for Customer's benefit, then Customer will pay such costs, or (b) IMS will pay such costs. Such resolution for unanticipated costs or costs or fees in dispute will be by mutual agreement between IMS and Customer. Any such unresolved dispute will be subject to the terms of Article XI.

ARTICLE VII.   LICENSE, TRADE SECRET AND PROPRIETARY RIGHTS

A. IMS from time to time may use its own proprietary computer software products and account servicing methods and procedures ("Proprietary System"), which may be identified, described or referenced in EXHIBIT I hereto. During any term of this Agreement, IMS grants a personal, non-transferable, non-assignable, non-exclusive license with the restrictions set forth below to Customer and its appointed insurance sales agents, representatives, or distribution partners to use portions of the Proprietary System as necessary for IMS to perform the Insurance Administration Services to be performed by IMS under this Agreement.

B. Other than the limited rights to use the Proprietary System, this Agreement grants to Customer no right to possess or reproduce, the Proprietary System or its specifications in any tangible or intangible medium. Customer may not mortgage, hypothecate, sell, assign, pledge, lease, transfer, license, sublicense, reverse engineer, modify, make derivative works of, or obtain any other interest in the Proprietary System, nor allow any person, firm, entity or corporation to transmit, copy, reproduce, download, reverse engineer, modify, make derivative works of, or obtain any other interest in the Proprietary System or its specifications in whole or in part. Customer shall not permit third parties to benefit from the use or functionality of the Proprietary system via time-sharing, service bureau, facilities management, or other similar arrangement. In the event Customer shall come into possession of any source or object code associated with the Proprietary System, Customer shall immediately notify IMS and return the source or object code associated with Proprietary System in its possession and all copies of any kind thereof to IMS.

C. Customer covenants and agrees not to disclose or otherwise make the Proprietary System available to any person other than employees, distribution partners, insurance sales agents or representatives of the Customer required to have access or use of the Proprietary System to facilitate IMS' or Customer's performance under this Agreement. Customer agrees to obligate each such employee, appointed insurance sales agent, distribution partner or representative to a level of care sufficient to protect the Proprietary System from unauthorized disclosure or reverse engineering.

D. IMS will notify Customer in writing at least five (5) days prior to the implementation of any and all modifications IMS proposes to make to the IMS Proprietary System that may affect Customer's business and IMS' performance the Insurance Administration Services under this Agreement

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E.   The obligations of the parties under this Article shall continue and remain in effect after this Agreement is terminated for any reason.

ARTICLE VIII.       TERMINATION

A.   This Agreement shall terminate:

     a) at the election of either party, with or without cause, by giving the other party at least thirty (30) days prior written notice of such termination;

     b) at the election of IMS upon fifteen (15) days written notice if Customer fails to pay any and all fees and expenses due under Article VI of this Agreement;

     c) at the election of the Customer, upon written notice to IMS, if IMS becomes insolvent, if it makes an assignment for the benefit of its creditors, if a petition for relief under the Bankruptcy Act is filed by or against it and it is not dismissed within thirty (30) days of being filed, or if a trustee, receiver or other custodian of its assets is appointed;

     d) at the election of IMS, upon written notice to Customer, if Customer becomes insolvent, if it makes an assignment for the benefit of its creditors, if a petition for relief under the Bankruptcy Act is filed by or against it and it is not dismissed within thirty (30) days of being filed, or if a trustee, receiver or other custodian of its assets is appointed; including, but not limited to, any proceeding pursuant to any state or federal action governing insurer insolvency;

     e) at the election of the Customer, if IMS materially breaches any provision of this Agreement and fails to cure such breach within thirty
        (30) days after written notice thereof is given to IMS by the Customer;

     f) at the election of IMS, if Customer materially breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after written notice thereof is given to Customer by IMS;

     g) at the election of the Customer, upon written notice to IMS, in the event of a Change of Control of IMS, unless IMS has provided Customer not less than thirty (30) days advance written notice of the proposed Change of Control; and

     h) at the election of IMS, upon written notice to Customer, in the event of a Change of Control of Customer unless Customer has provided IMS not less than thirty (30) days advance written notice of the proposed Change of Control.

C. The initiation under this Agreement of any dispute resolution procedure shall not prevent a party from terminating this Agreement in accordance with this Article.

D. On expiration or termination of this Agreement, for any reason, IMS shall return to Customer all of Customer's information including its policy forms, manuals, instructional memos, procedural memos, reports, and any and all other customer information requested either in electronic or hard copy form, in IMS' possession and delete any electronic copies thereof related to the Insurance Administration Services provided by IMS during the term of this Agreement; and Customer shall

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     immediately accept possession of all of its claim files and shall immediately assume all responsibility and obligation for the performance of the Insurance Administration Services. Customer shall do the same and cause Customer's agents to do the same relative to the return of IMS' information. Customer shall pay IMS (in accordance with Schedule B then in effect) any and all Service Fees, Miscellaneous Fees and third party fees due IMS for Insurance Administration Services performed prior to the termination date of this Agreement. IMS and Customer shall cooperate in any transition period during the wind-up of Insurance Administration Services provided Customer under this Agreement. If Customer requires assistance in converting Customer's data to a new format, or requires assistance from IMS relative to Customer's transition to an alternative arrangement, then IMS shall provide such services at the then current rates charged by IMS for the services specified in Schedule B (except in the case where IMS is finally adjudicated by a court or Arbitration Board as being in material breach of this Agreement (and such breach is not timely cured) and Customer terminates this Agreement for such material breach, then IMS will provide such data conversion services at IMS' sole expense). This provision shall survive any termination of this Agreement.

ARTICLE IX.

A. The parties shall assume the following obligations and liabilities as specified below and subject to the limitations on liability set forth in paragraph B below:

     (a) IMS shall indemnify, defend and hold harmless Customer, its officers, directors, employees and controlling persons from any liability, cost, loss, fine, penalty, claim, demand, damage or expense, including reasonable attorneys' fees, incurred solely and directly as a result of any material breach of IMS' obligations under this Agreement or the material breach of any representation or warranty made by IMS to Customer pursuant hereto;

     (b) Customer shall indemnify, defend and hold harmless IMS, its officers, directors, employees and controlling persons from any liability, cost, loss, fine, penalty, claim, demand, damage or expense, including reasonable attorneys' fees, incurred solely and directly as a result of any material breach of Customer's obligations under this Agreement or the material breach of any representation or warranty made by Customer to IMS pursuant hereto;

     (c) Customer agrees to, and shall cause its affiliates, subsidiaries, agents and fronting companies, jointly and severally, to indemnify, defend and hold harmless IMS, its officers, directors, employees, agents, representatives, and controlled and controlling persons (collectively "IMS Indemnitees") from and against any and all liabilities, losses, damages, demands, claims, suits, actions, causes of action, proceedings, assessments, judgments, awards, penalties, settlements, fees, costs and/or expenses of any kind or nature whatsoever asserted against, resulting to, imposed upon or incurred by IMS or any of IMS' Affiliates, directly or indirectly, by reason of, arising out of, relating to or resulting from any agreement, obligation or relationship, contractual or otherwise, that Customer has or ever had with INSpire Insurance Solutions, Inc., or any of its affiliates or subsidiaries.

B. Except for: (i) Service Fee and other amounts owed to IMS by Customer in consideration of IMS providing the Insurance Administration Services, miscellaneous services or third party services hereunder; (ii) acts of fraud, or willful misconduct; and (iii) violations of Article IV, VII and V

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     (B) of this Agreement, each party's maximum liability ("Maximum Liability")
     to the other party for any cause whatsoever, during any one calendar year (including, but not limited to, amounts payable to either party by the other for regulatory fines, settlements and penalties) shall be limited to direct damages incurred by that party. In no event shall IMS' or Customer's liability for breach of this Agreement or any of its provisions exceed the amount of compensation paid by Customer under Schedule B of this Agreement for the three months immediately preceding the breach. Neither party shall be liable for any lost profits, business goodwill, or other consequential, punitive, special or incidental damages incurred by the other.

C. Notwithstanding the foregoing, if claim was paid by IMS that should not have been paid by IMS, as a result of a data processing error that was due to an error or defect in the Insurance Administration Services provided by IMS, then IMS shall assume liability for any such error and the liability shall not be subject to the provision of Article X (B).

D. In the event of any IMS Proprietary System error or omission which materially affects IMS' ability to perform the Insurance Administration Services under this Agreement, IMS will correct same at no cost to Customer.

E. All parties agree to promptly give the others notice upon being notified or becoming aware of any and all allegations or claims, which could give rise to a claim under this Article.

ARTICLE X. GENERAL AGREEMENT

A. This Agreement and all matters arising hereunder shall be governed by and determined in accordance with the laws of the State of Texas without giving effect to any choice of law provisions.

B. The parties shall not be liable or deemed to be in default hereunder for any delay or failure in performance under this Agreement or interruption of the Insurance Administration Services resulting, directly or indirectly, from acts of God (including but not limited to weather catastrophes such as floods, hurricanes, tornadoes, windstorms, ice storms, blizzards and hail storms), civil or military authority, labor disputes, shortages of suitable parts, materials, labor or transportation or any similar cause beyond the reasonable control of the parties. IMS acknowledges that it has a detailed emergency recovery plan for interruption of the Insurance Administration Services and has contracted with an emergency "Hot Site". IMS shall follow its recovery plan that is designed to re-establish the Insurance Administration Services following a disaster causing an interruption thereof. IMS acknowledges that Customer is a Production Customer. Customer acknowledges that the Hot Site is only a temporary bridge and that there may be a diminution in the performance levels of the Insurance Administration Services until the main data center capabilities are re-established. IMS will maintain and update its recovery plan and will conduct annual testing of its recovery plan.

C. Customer and IMS agree that, during the term of this Agreement and for a period of six (6) months following the termination of this Agreement, neither party will directly or indirectly induce any employee of the other to terminate his or her employment with the other party, nor will either party, without prior written consent of the other, offer employment to any employee of the other party or to former employees of the other party during the six (6) month period immediately following such employee's termination. This paragraph shall survive termination

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     of this Agreement. The provisions of this paragraph apply to each party's respective subsidiaries, agents, affiliates and other related entities.

D. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by hand delivery, by overnight carrier, by registered or certified mail or by facsimile transmission and shall be addressed as follows:

          As to Customer:     Instant Insurance Holdings, Inc.
                              8113 Ridgepoint Drive, Suite 214
                              Irving, Texas  75063
          Fax Number:         214-496-3633
          Attention:          President

          As to IMS:          Insurance Management Solutions, Inc.
                              360 Central Avenue, 16th Floor
                              St. Petersburg, FL 33701
          Fax Number:         (727) 823-6518
          Attention:          President

     Notices sent by hand delivery shall be deemed effective on the date of actual hand delivery. Notices sent by overnight carrier shall be deemed effective on the next Business Day after being placed into the hands of the overnight carrier. Notices sent by registered or certified mail shall be deemed effective on the fifth Business Day after being deposited into the post office. Notices sent by facsimile transmission shall be deemed to be effective on the day when sent if sent prior to 4:30 p.m. (the time being determined by the time zone of the recipient), otherwise they shall be deemed effective on the next Business Day.

E. This Agreement, and the exhibits, schedules and addenda attached hereto, supercedes all of the prior oral and/or previously written agreements, representations, and arrangements between the parties hereto. There are no representations or warranties other than those set forth herein. No change or modification of this Agreement, including the exhibits, schedules and addenda hereto, shall be valid unless the same shall be in writing and signed by all of the parties hereto. All schedules, addendum of any kind, or attachments to this Agreement shall be made a part of this Agreement and shall be subject to all terms and conditions of this Agreement. Articles V
     (B), VII, XI (C) shall survive any termination of this Agreement.

F. Words of a gender used in this Agreement shall be held to include any other gender, the words in a singular number held to include the plural, when the sentence so requires. Article headings are intended for purposes of description only and shall not be used for purposes of interpretation of this Agreement.

G. Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if the Agreement had been executed with the invalid portion thereof eliminated. It is, therefore, declared the intention of the parties hereto that each of them will have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared void.

H. If either party should bring a Court action alleging breach of this Agreement or seeking to enforce, rescind, renounce, declare, void or terminate this Agreement or any provisions thereof, the prevailing party shall be entitled to recover all of its legal expenses, including reasonable attorneys' fees and costs (including legal expenses for any appeals taken), and to have the same awarded as part of the judgment in the proceeding in which such legal expenses and attorneys' fees were incurred.

I. Neither IMS nor Customer shall assign this Agreement or any of its rights hereunder without the prior written consent of the non-assigning party.

J. The parties agree not to disclose the terms and conditions of this Agreement to any third party, except (i) as required in the normal conduct of Customer's business, or (ii) as required by law or regulation including, without limitation, any Federal securities law, or regulation.

ARTICLE XI. DISPUTE RESOLUTION PROCEDURES

A. The parties will attempt in good faith to promptly resolve any dispute arising under this Agreement by negotiations between senior management ("Senior Management") of the parties. Senior Management of each party will meet within ten (10) calendar days of notice ("Notice of Dispute") by a party of the existence of a dispute, at a mutually agreed time and place, to resolve the dispute. Senior Management, who shall have the authority to settle the dispute, shall prepare and exchange memoranda stating the issues in the material dispute and their positions. If the material dispute is not resolved to the mutual satisfaction of the parties within seven (7) calendar days of the meeting of Senior Management, then the parties may attempt to resolve the controversy using mediation.


B. If the matter has not been resolved pursuant to the aforesaid mediation procedure within thirty (30) calendar days of the issuance of a party of a Notice of Dispute, or if either party will not participate in mediation, then either party may initiate arbitration upon fifteen (15) calendar days written notice to the other party. Notwithstanding the foregoing, all deadlines specified above may be extended upon mutual written agreement of the parties.

C. Except for the right of either party to apply to a court of competent jurisdiction for review of the award of arbitration, for a temporary restraining order, preliminary injunction or other equitable relief to preserve the status quo, or disputes relating to breach of the confidentiality, non-disclosure or trade secret provisions of this Agreement, all claims, disputes, controversies and other matters relating to breach of this Agreement, and which cannot be resolved by the parties shall be settled by arbitration in accordance with this Agreement.

D. Notice requesting arbitration ("Arbitration Notice"), or any other notice made in connection therewith, shall be made in writing by one party and sent by certified mail, return receipt requested, to the other party. The Arbitration Notice shall state in particular all issues to be resolved in the view of the complaining party, shall appoint the arbitrator selected by the complaining party and shall set a tentative date for the hearing, which date shall be no sooner than forty-five (45) calendar days and no later than ninety (90) calendar days from the date that the Arbitration Notice is mailed. Within twenty (20) calendar days of receipt of the complaining party's Arbitration Notice, the respondent shall notify the complaining party of the location for conducting arbitration and the name of its appointed arbitrator. When the two arbitrators have been appointed, they shall agree on a third independent arbitrator and shall appoint such person by written notice to the parties signed by both arbitrators within thirty
     (30) calendar days from the date of the appointment of the second arbitrator. If the two arbitrators fail to agree upon the appointment of an independent arbitrator at the end of thirty (30) calendar days following the appointment of the second arbitrator, then the independent arbitrator shall be appointed by the American Arbitration Association ("AAA"), or its successor, in accordance with its then prevailing commercial arbitration rules then in effect. The three (3) arbitrators shall constitute the Arbitration Board ("Board").

E. The members of the Board shall be active or retired (i) lawyers or professionals familiar with insurance and/or (ii) active or former officers or management employees of insurance and/or data processing firms and/or software development companies. The person selected by the two respective arbitrators appointed by the parties shall be the umpire or chief arbitrator and must be a licensed attorney.

F. Arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association ("AAA") then in effect except as modified herein.

G. The parties agree that all then current employees of each with material relevant information will be voluntarily produced, at the employer's expense, for all proper discovery and arbitration hearings.

H. The cost of the arbitration relative to the arbitrators and the AAA ("Costs") shall be borne equally pending the arbitrators' award. Each party shall bear its own expenses for attorneys' fees. The prevailing party in any arbitration proceeding hereunder shall be entitled, in addition to such other relief as may be granted, to recover the portion of the Costs incurred by that party in connection with arbitration under the Agreement prior to the award.

I. The parties agree that the arbitrators shall be required to render their decision in writing within thirty (30) calendar days of the conclusion of the arbitration proceedings, unless such time shall be extended by mutual written agreement of the parties.

J. With respect to any matter brought before the Board, the Board shall make a decision having regard to the intentions of the parties, the terms of this Agreement, and custom and usage of the insurance and data processing industry. Such decisions shall be in writing and shall state the findings of fact and conclusions of law upon which the decision is based, provided that such decision may not (i) award consequential, punitive, special, incidental or exemplary damages, or (ii) include a suspension of this Agreement or any provisions hereof. The decision shall be based exclusively upon the evidence presented by the parties at a hearing in which evidence shall be allowed. Said decisions may be reviewable and vacated, modified or corrected, in whole or in part, by appropriate courts of competent jurisdiction for clear abuses of discretion or errors at law by the Board. If the decision is not vacated, modified, or corrected in whole or in part upon an appeal, such decision shall be final and binding upon all parties to the proceeding and may be entered by either party in any court having competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto by their respective duly authorized representatives have executed this Agreement to be effective as of the 1 day of January, 2001.

"IMS":                                      "Customer":

INSURANCE MANAGEMENT SOLUTIONS, INC.        INSTANT INSURANCE HOLDINGS, INC.


By: /s/ D.M. Howard                         By: /s/ [Illegible signature]
    ----------------------------------          -------------------------------

As its: PRES/CEO                            As its: President/CEO
        ------------------------------              ---------------------------

Date: 20 Feb 2001                           Date: 2/22/01
      --------------------------------            -----------------------------

                                   SCHEDULE A

                    AUTHORIZED STATES and INSURANCE PROGRAM

IMS shall provide Insurance Administration Services as described in EXHIBIT I for the following authorized line(s) of business ("Authorized Line of Business") in the following authorized state(s) ("Authorized States") for the following authorized companies ("Authorized Companies"):

1. AUTHORIZED LINE OF BUSINESS: PERSONAL AUTOMOBILE

2. AUTHORIZED STATES: COLORADO, ARIZONA, NEW MEXICO, INDIANA AND TEXAS

3. AUTHORIZED COMPANIES: INSTANT AUTO INSURANCE COMPANY

                                   SCHEDULE B

                                  FEE SCHEDULE

[*]


Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                   Exhibit I

                         CLAIM ADMINISTRATION SERVICES

IMS will perform the following Claim Administration Services on Customer's behalf in compliance with applicable law, and subject to periodic review and audit thereof by Customer throughout the term of this Agreement:

I.   Claim Adjusting and Program Management

     IMS will:

     A. Administer claims in accordance with the terms and conditions of Customer's insurance policies, this Agreement, and applicable state insurance laws, rules, and regulations that pertain to claim handling.
     B. Provide appropriate staff to service Customer's business based upon expected claim volume.
     C.   Conduct internal claim file audits and quarterly file reviews.
     D.   Utilize IMS' claim handling best practices, and complete the IMS
          Claim Summary Sheet.
     E.   Provide vendor management.

II.  Claim Adjusting Support

     IMS will:

     A. Utilize and manage external adjusters and appraisers, in field locations not staffed by IMS or customer. Decisions as to when to use external adjusters and appraisers will be made by IMS and will be based on each individual claim file and the need for external investigation in order to document the facts.
     B. Perform all services necessary to collect subrogation or salvage that may benefit Customer.
     C. Manage claim litigation through the use of external defense counsel and litigation management planning.
     D. Investigate insurance fraud indicators through the IMS Special Investigation Unit and conform with all filed and state specific fraud plans and any other statutory or regulatory requirements, as required by applicable law.
     E. Conduct and manage review of claim file medical records utilizing IMS' internal Medical Resource Unit on all applicable cases.
     F. Employ mechanized medical bill utilization review methods on a case-by-case basis.

     Customer requests the use of medical bill repricing based on International Classification of Diseases (ICD)-9 codes and Current Procedural Terminology
     (CPT) codes. ICD-9 Codes stands for International Classification of Diseases, 9th Revision. These codes appear on medical treatment bills and describe the diagnosis, symptoms, complaint, and condition or problem for which medical services are rendered. Current Procedural Terminology (CPT) Codes are used to report medical services and procedures performed by physicians.

     Customer requests the use of CAPA-certified after-market parts, on a limited basis where form, fit and structural integrity has been validated. After-market parts will not be used for structural or safety-related components. Non-structural after-market parts, such as headlamps, batteries, or appearance items, will be used whenever and wherever applicable.

     Customer requests the application of betterment or depreciation to automobile estimates in all states.

III. Claim Service Center

     IMS will:

     A. Handle and process initial loss reports received by Customer or Customer's prior vendor, only if the information submitted by Customer or Customer's prior vendor is sufficient to enter a claim into the IMS claim system. Sufficient information required to set up a claim on the AS 400 Claim System is insured name, policy number, address, telephone number, damaged property, and description of the accident. Sufficient information required to set up a claim on the AS 400 Claim System is insured name, policy number, address, telephone number, damaged property, and description of the accident.
     B. Provide claim adjusting core clerical support, which includes all mail processing, file control and industry reporting (e.g. index bureau, NICB, Fraud Bureau and provider of service), which includes routing, filing, sorting, photocopying claims files, delivering, printing, bar coding, faxing of claim material, mail indexing, mail matching, mail preparation, and sending mail.
     C. Maintain operating hours of 7:30 A.M. to 8:00 P.M. Eastern Standard Time (EST), Monday through Friday, excluding bank holidays for Florida State Banks or an IMS paid holiday (New Year's Day, Memorial Day, Independence Day, Thanksgiving Day, day after Thanksgiving, Christmas Eve (after 12:00 P.M. Eastern Standard Time) and Christmas Date). IMS will provide First Notice of Loss reporting services twenty-four (24) hours per day seven (7) days per week.

IV.  Claim System

     IMS will:

     A. Utilize an AS400 based claim system for claim documentation and processing.
     B. Provide Customer with remote claim system access to the AS400 (view only) as reasonably requested by Customer subject to the fees described in Schedule B.
     C. Provide Customer with sixty (60) days written notice of a proposed material change in or enhancement to the claim system in use on the Effective Date of this Agreement. Written notice to Customer will include details of the proposed material change or enhancement.


V.   Authority Levels

     IMS will establish claim reserves and make claim payments on behalf of Customer, for each coverage, up to the amounts specified in the table below ("Authority Table"). Where a claim reserve amount or claim payment amount will, in IMS' judgment, exceed the amounts listed in the Authority Table, IMS will request from Customer, in writing, an increase in the authority level amounts, and Customer will promptly respond, in writing, so that the claim reserve can be established or the claim payment made.

                                AUTHORITY TABLE*



                                             Reserve Limit                       Payment Limit
                                       ----------------------------        -------------------------
Level                                   Indemnity         Expense           Indemnity      Expense
------------------------               ----------       -----------        -----------    ----------
1 (applies to Claim Adjuster Trainees)  $5,000.00           $250.00         $2,500.00       $150.00
----------------------------------------------------------------------------------------------------
2 (applies to Claim Adjusters)         $10,000.00         $1,500.00         $7,500.00       $500.00
----------------------------------------------------------------------------------------------------
3 (applies to Claim Adjusters)         $25,000.00        $10,000.00        $15,000.00     $5,000.00
----------------------------------------------------------------------------------------------------
4 (applies to Supervisors & Technical  $50,000.00        $15,000.00        $35,000.00     $7,500.00
Advisors)
----------------------------------------------------------------------------------------------------

*Customer may modify the authority levels listed in the Authority Table upon 30 days written notice to IMS. Any such modification may result in a change to the fees described in Schedule B.


VI.  Catastrophe Claims

     IMS will:

     A.   Adjust Customer's claims which result from a weather catastrophe.
     B. Deploy catastrophe claim adjusters to a catastrophe-affected area where a single event results in 50 or more physical damage claims within a 20-mile radius.

VII. Management Reporting

     IMS will:

     A. Provide Customer with monthly claim summary reports, the contents of which will be mutually agreed to in writing by Customer and IMS.
     B. Provide Customer with monthly productivity and severity detail and summary reports, the contents of which will be mutually agreed to by Customer and IMS in writing.
     C.   Provide Customer with monthly subrogation and collection reports.
     D. Monthly reports will be provided to Customer on or before the third business day after the close of the month. Weekly reports will be provided to Customer on or before Tuesday of the following week.

VIII.     Claim Account

     A. IMS will maintain a daily register of checks drawn on the Claims Account for each loss payment and expense. IMS will also maintain a daily register, which register shall include, for each claim or claimant, the claim number, feature code, policy number, loss date, name of the payee, date and check number of the disbursement, and the amount and purpose of the payment.

     B. Any monies collected by IMS for salvage, subrogation, contribution or deductible reimbursement will be deposited by IMS in the Claims Account within one business day upon receipt by IMS thereof.

IX.  Accounting

     A. IMS will issue checks related to claim handling, and provide one monthly bank account reconciliation, which includes balancing the check records back to the bank statement.

     B.   IMS will provide no other accounting services, such as:

          -    Annual statement support
          -    Statistical reporting
          -    Month-end processing
          -    Month-end reporting